Exhibit 99.1

Free Writing Prospectus
Dated April 29, 2014
Filed Pursuant to Rule 433
Registration Statement No. 333-193457

ePlus Announces Pricing of Secondary Offering of
Common Stock and Concurrent Share Repurchase

HERNDON, VA – April 29, 2014 – ePlus inc. (NASDAQ NGS: PLUS – news) today announced the results of its underwritten public secondary offering (the "Offering") of common stock by existing stockholders, as well as the  concurrent share repurchase.  The Selling Stockholders, as identified in the prospectus supplement relating to this Offering, entered into an underwriting agreement to sell 1,573,913 shares to the underwriters named in the underwriting agreement at a price to the public of $50.00 per share.  The Selling Stockholders in the Offering have granted the underwriters an option to purchase up to 236,087 additional shares at the public offering price, less the underwriting discounts and commissions.  All of the shares of common stock offered are being sold by Selling Stockholders.  ePlus will not receive any proceeds from the sale of shares by the Selling Stockholders in this Offering, including from any exercise by the underwriters of their option to purchase additional shares.  The Offering is expected to close May 5, 2014, subject to the satisfaction of customary closing conditions.

Subject to completion of the Offering, ePlus will repurchase from the underwriters 400,000 of the 1,573,913 shares of common stock being sold by the Selling Stockholders.   ePlus’ per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriters to the Selling Stockholders.

Stifel and William Blair are the joint book running managers, and Canaccord Genuity is the co-lead manager of the Offering.

The Offering is being made pursuant to an effective shelf registration statement, including a prospectus and a prospectus supplement related to the Offering, filed by ePlus with the SEC.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement to which the Offering relates and the other documents incorporated by reference therein, which ePlus has filed with the SEC, for more complete information about ePlus and the Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the Offering, when available, may be obtained from:  Stifel, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by calling (415) 364-2720 or by emailing SyndProspectus@stifel.com or William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.  Nothing in this press release should be construed as an offer to sell, or the solicitation of an offer to buy, any securities subject to the concurrent stock repurchase.

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software.  Founded in 1990, ePlus has more than 900 associates serving commercial, state, municipal, and education customers nationally.  The Company is headquartered in Herndon, VA.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlusinc.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the Company’s ability to consummate the Offering and share repurchase; possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as ePlus’ current and potential customers delaying or reducing technology purchases; increasing credit risk associated with the Company’s customers and vendors; reduction of vendor incentive programs; restrictions on the Company’s access to capital necessary to fund its operations; possible changes to the Company’s estimated revenue and earnings per share upon completion of its financial closing procedures and audit by the Company’s independent registered public accounting firm; the Company’s ability to consummate and integrate acquisitions; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, the Company’s products and services; the Company’s ability to adapt its services to meet changes in market developments; the Company’s ability to implement comprehensive plans to achieve customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; the Company’s ability to secure its electronic and other confidential information; future growth rates in the Company’s core businesses; the Company’s ability to protect its intellectual property; the impact of competition in the Company’s markets; the possibility of defects in the Company’s products or catalog content data; the Company’s ability to adapt to changes in the IT industry and/or rapid change in product standards; the Company’s ability to realize its investment in leased equipment; the Company’s ability to hire and retain sufficient qualified personnel; changes to our senior management team; and other risks or uncertainties detailed in the Company’s reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact: Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150